Exhibit 99.1

CRISPR Therapeutics Provides Business Update and Reports Fourth Quarter and Full Year 2024 Financial Results

-2025 is poised to be a catalyst-rich year with key updates across several programs-

-Ongoing launch of CASGEVY® continues to gain momentum; new cell patient collection initiations expected to significantly grow in 2025-

-More than 50 authorized treatment centers (ATCs) activated globally for CASGEVY, and more than 50 patients have had cells collected across all regions as of the end of 2024-

-Clinical trials ongoing for next-generation CAR T product candidates, CTX112™ and CTX131™, targeting CD19 and CD70 across multiple indications; updates for CTX112 in oncology and autoimmune diseases are expected in mid-2025 with CTX131 updates expected in 2025-

- CRISPR Therapeutics and Nkure Therapeutics Private Limited establish global strategic partnership to co-develop and co-commercialize CTX112 in India-

-Clinical trials ongoing for in vivo gene editing product candidates, CTX310™ and CTX320™ targeting ANGPTL3 and LPA, respectively; updates expected in the first half of 2025--

-Strong balance sheet with approximately $1.9 billion in cash, cash equivalents, and marketable securities as of December 31, 2024-

ZUG, Switzerland and BOSTON, Mass. – February 11, 2025 -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today reported financial results for the fourth quarter and full year ended December 31, 2024.

"With continued advancements across our commercial and clinical portfolio, CRISPR Therapeutics is poised to make meaningful strides in transforming the landscape of medicine. As we continue to expand our portfolio and deliver on our mission to bring life-changing treatments to patients, 2025 stands as a milestone-rich year for CRISPR Therapeutics. In addition to the continued launch progress of CASGEVY, we expect several key milestones across our pipeline, including updates on our lead in vivo, cardiovascular programs in the first half of 2025. We also anticipate a broad update on CTX112 in oncology and autoimmune diseases in mid-2025, and additional updates across our pipeline. We remain deeply committed to advancing our technology platform to tackle some of the most challenging diseases and improving patient lives."

Recent Highlights and Outlook

•
Hemoglobinopathies and CASGEVY® (exagamglogene autotemcel [exa-cel])
o
CASGEVY is approved in the U.S., Great Britain, the EU, the Kingdom of Saudi Arabia (KSA), the Kingdom of Bahrain (Bahrain), Canada, Switzerland and the United Arab Emirates (UAE) for the treatment of both SCD and TDT, and launches are ongoing. Building on the strong foundational launch in 2024, significant strides are being made to bring this transformative therapy to patients worldwide.
o
Vertex recently announced a reimbursement agreement with NHS England for SCD patients to access CASGEVY, consistent with the reimbursement agreement reached in August 2024 with NHS England for eligible TDT patients to access CASGEVY.
o
As of the end of 2024, more than 50 authorized treatment centers (ATCs) have been activated globally, including centers in all regions where CASGEVY is approved, and more than 50 patients have already had at least one cell collection across all regions. The number of new patients initiating cell collection is expected to grow significantly throughout 2025.

o
Enrollment has been completed in two global Phase 3 studies of CASGEVY in children 5 to 11 years of age with SCD or TDT, and dosing of this age group is expected to be completed in 2025.
o
CRISPR Therapeutics has two next-generation approaches with the potential to significantly expand the addressable population with SCD and TDT. The Company continues to advance its internally developed targeted conditioning program, an anti-CD117 (c-Kit) antibody-drug conjugate (ADC), through preclinical studies. Additionally, the Company is conducting ongoing research to enable in vivo editing of hematopoietic stem cells. This work could eliminate the need for conditioning altogether, expand geographic reach, and enable the treatment of additional other diseases beyond SCD and TDT.
•
Immuno-Oncology and Autoimmune Diseases
o
Clinical trials are ongoing for the Company’s next-generation CAR T product candidates, CTX112™ and CTX131™, targeting CD19 and CD70, respectively, across multiple indications. CTX112 and CTX131 both contain novel potency edits which can lead to significantly higher CAR T cell expansion and cytotoxicity, potentially representing best-in-class allogeneic CAR T products for these targets. CRISPR Therapeutics is advancing CTX112 for both hematologic malignancies and autoimmune indications, with an emerging best-in-class profile. The company's next-generation allogeneic CAR T candidates reflect its commitment to continuous innovation, aiming to deliver potentially transformative medicines to patients as quickly as possible.
o
In December, CRISPR Therapeutics presented positive data from its ongoing Phase 1/2 trial of CTX112 in relapsed or refractory B-cell malignancies at the 2024 American Society of Hematology Annual Meeting. The data demonstrated strong efficacy comparable to autologous therapies, a tolerable safety profile and robust cell expansion. The latest data, presented in January, highlight responses in patients who have received prior T-cell engager-based therapies (TCEs), with responses observed in all 6 patients, including 3 with large B-cell lymphoma (LBCL), who either relapsed post-TCE treatment or were refractory to TCEs. Based on these compelling preliminary data, CTX112 was awarded Regenerative Medicine Advanced Therapy (RMAT) designation by the FDA for the treatment of relapsed or refractory follicular lymphoma and marginal zone lymphoma. The Company plans to engage with regulatory authorities to align on the path forward for CTX112 in B-cell malignancies, with an update expected in mid-2025.
o
CRISPR Therapeutics has formed a strategic partnership with Nkure Therapeutics Private Limited (“NKure”) to co-develop and co-commercialize CTX112 in India. This alliance aims to accelerate the global development of CTX112 in countries with significant unmet medical needs, while also highlighting the potential for lower costs associated with allogeneic cell therapy platform.
o
CTX112 is also in an ongoing Phase 1 clinical trial in systemic lupus erythematosus (SLE), systemic sclerosis and inflammatory myositis. Preliminary safety, pharmacokinetic, and pharmacodynamic data from oncology trials highlight the potential of CTX112 in autoimmune indications. Based on favorable oncology data, CRISPR Therapeutics expanded the CTX112 trial in SLE to include patients with systemic sclerosis and inflammatory myositis in a basket study, with updates expected in mid-2025.
o
Clinical trials are ongoing for CTX131™ in both solid tumors and hematologic malignancies, with updates expected in 2025. Additionally, we are advancing an autologous, gene-edited CAR T therapy targeting glypican-3 (GPC3) for the potential treatment of solid tumors and expect to initiate a clinical trial in the first half of 2025.
•
In Vivo
o
CRISPR Therapeutics continues to make significant progress in advancing its proprietary LNP delivery technologies for gene editing in the liver, with ongoing development in both clinical and preclinical stages. The first two in vivo programs utilizing this proprietary platform, CTX310™ and CTX320™, are directed towards validated therapeutic targets associated with cardiovascular disease.
o
CTX310 is in an ongoing Phase 1 clinical trial targeting ANGPTL3 in patients with homozygous familial hypercholesterolemia (HoFH), severe hypertriglyceridemia (SHTG), heterozygous familial hypercholesterolemia (HeFH), or mixed dyslipidemias. ANGPTL3 loss-of-function mutations are linked to reduced LDL-C, triglycerides, and a lower risk of atherosclerotic cardiovascular disease (ASCVD), without adverse effects on overall health. This program has the potential for approval based on validated biomarkers, pending regulatory discussions. Dose escalation is ongoing, with an update expected in the first half of 2025.
o
CTX320 is in an ongoing Phase 1 clinical trial targeting LPA in patients with elevated lipoprotein(a) [Lp(a)], a genetically determined cardiovascular risk factor linked to major adverse cardiovascular events (MACE). Elevated Lp(a) affects up to 20% of the global population. Dose escalation is ongoing, with an update expected in the first half of 2025.
o
CRISPR Therapeutics continues to advance two preclinical programs: CTX340™, targeting angiotensinogen (AGT) for the treatment of refractory hypertension, and CTX450™, targeting 5’ aminolevulinic acid synthase 1 (ALAS1) for the treatment of acute hepatic porphyrias (AHP). Both programs are currently in IND/CTA-enabling studies, with clinical trials expected to begin in the second half of 2025.
•
Regenerative Medicine
o
Progress in regenerative medicine continues with the ongoing clinical trial for CTX211 in Type 1 diabetes (T1D), along with the development of next-generation programs. These initiatives focus on allogeneic, gene-edited, stem cell-derived beta islet cell precursors, which have the potential to make T1D patients insulin-independent without the need for chronic immunosuppression. The Company expects to provide an update in 2025.
•
Other Corporate Matters
o
In January, CRISPR Therapeutics announced its proposal to elect Briggs Morrison, M.D., to its Board of Directors at the Company’s upcoming 2025 annual general meeting. With his extensive experience in the pharmaceutical industry and deep expertise in clinical development, Dr. Morrison will be an invaluable asset as CRISPR Therapeutics continues advancing its innovative platform and pipeline, aiming to develop transformative therapies for patients with serious diseases.

•
Fourth Quarter and Full Year 2024 Financial Results
o
Cash Position: Cash, cash equivalents, and marketable securities were $1,903.8 million as of December 31, 2024, compared to $1,695.7 million as of December 31, 2023. The increase in cash was primarily driven by proceeds from the $280.0 million February 2024 registered direct offering, milestone payments received from Vertex Pharmaceuticals in connection with our license and collaboration agreements, proceeds from ATM activity and employee option exercises, as well as interest income, offset by operating expenses.
o
R&D Expenses: R&D expenses were $82.2 million for the fourth quarter of 2024, compared to $95.1 million for the fourth quarter of 2023. The decrease in R&D expense was primarily driven by reduced variable external research and manufacturing costs.
o
G&A Expenses: General and administrative expenses were $18.1 million for the fourth quarter of 2024, compared to $16.5 million for the fourth quarter of 2023.
o
Collaboration Expense: There was no collaboration expense, net for the fourth quarter of 2024 due to reaching the deferral limit on costs related to the CASGEVY program in the third quarter of 2024. Collaboration expense for the fourth quarter of 2023 was $20.0 million.
o
Net Loss: Net loss was $37.3 million for the fourth quarter of 2024, compared to net income of $89.3 million for the fourth quarter of 2023.

About CASGEVY® (exagamglogene autotemcel [exa-cel])

CASGEVY is a non-viral, ex vivo CRISPR/Cas9 gene-edited cell therapy for eligible patients with SCD or TDT, in which a patient’s own hematopoietic stem and progenitor cells are edited at the erythroid specific enhancer region of the BCL11A gene. This edit results in the production of high levels of fetal hemoglobin (HbF; hemoglobin F) in red blood cells. HbF is the form of the oxygen-carrying hemoglobin that is naturally present during fetal development, which then switches to the adult form of hemoglobin after birth. CASGEVY has been shown to reduce or eliminate recurrent vaso-occlusive crises (VOCs) for patients with SCD and transfusion requirements for patients with TDT. CASGEVY is approved for certain indications in multiple jurisdictions for eligible patients.

About the CRISPR Collaboration and Vertex

CRISPR Therapeutics and Vertex entered into a strategic research collaboration in 2015 focused on the use of CRISPR/Cas9 to discover and develop potential new treatments aimed at the underlying genetic causes of human disease. CASGEVY represents the first potential treatment to emerge from the joint research program. Under an amended collaboration agreement, Vertex now leads global development, manufacturing, and commercialization of CASGEVY and splits program costs and profits worldwide 60/40 with CRISPR Therapeutics. Vertex is the manufacturer and exclusive license holder of CASGEVY.

About CTX112

CTX112 is being developed for both oncology and autoimmune indications. CTX112 is a next-generation, wholly-owned, allogeneic CAR T product candidate targeting Cluster of Differentiation 19, or CD19, which incorporates edits designed to evade the immune system, enhance CAR T potency, and reduce CAR T exhaustion. CTX112 is being investigated in an ongoing clinical trial designed to assess safety and efficacy of the product candidate in adult patients with relapsed or refractory B-cell malignancies who have received at least two prior lines of therapy. In addition, CTX112 is being investigated in an ongoing clinical trial designed to assess the safety and efficacy of the product candidate in adult patients with systemic lupus erythematosus, systemic sclerosis, and inflammatory myositis.

About CTX131

CTX131 is being developed for both solid tumors and hematologic malignancies, including T cell lymphomas (TCL). CTX131 is a next-generation, wholly-owned, allogeneic CAR T product candidate targeting Cluster of Differentiation 70, or CD70, an antigen expressed on various solid tumors and hematologic malignancies. CTX131 incorporates edits designed to evade the immune system, prevent fratricide, enhance CAR T potency, and reduce CAR T exhaustion. CTX131 is being investigated in ongoing clinical trials designed to assess the safety and efficacy of the product candidate in adult patients with relapsed or refractory solid tumors and hematologic malignancies, including TCL.

About In Vivo Programs

CRISPR Therapeutics has established a proprietary lipid nanoparticle (LNP) platform for the delivery of CRISPR/Cas9 to the liver. The Company’s in vivo portfolio includes its lead investigational programs, CTX310 (directed towards angiopoietin-related protein 3 (ANGPTL3)) and CTX320 (directed towards LPA, the gene encoding apolipoprotein(a) (apo(a)), a major component of lipoprotein(a) [Lp(a)]). Both are validated therapeutic targets for cardiovascular disease. CTX310 and CTX320 are in ongoing clinical trials in patients with heterozygous familial hypercholesterolemia, homozygous familial hypercholesterolemia, mixed dyslipidemias, or severe hypertriglyceridemia, and in patients with elevated lipoprotein(a), respectively. In addition, the Company’s research and preclinical development candidates include CTX340 and CTX450, targeting angiotensinogen (AGT) for refractory hypertension and 5’-aminolevulinate synthase 1 (ALAS1) for acute hepatic porphyria (AHP), respectively.

About CTX211

CTX211 is an allogeneic, gene-edited, stem cell-derived investigational therapy for the treatment of type 1 diabetes (T1D), which incorporates gene edits that aim to make cells hypoimmune and enhance cell fitness. This immune-evasive cell replacement therapy is designed to enable patients to produce their own insulin in response to glucose. A Phase 1 clinical trial for CTX211 for the treatment of T1D is ongoing.

About CRISPR Therapeutics

Since its inception over a decade ago, CRISPR Therapeutics has evolved from a research-stage company advancing gene editing programs into a leader that celebrated the historic approval of the first-ever CRISPR-based therapy. The Company has a diverse portfolio of product candidates across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine, cardiovascular, autoimmune, and rare diseases. In 2018, CRISPR Therapeutics advanced the first-ever CRISPR/Cas9 gene-edited therapy into the clinic to investigate the treatment of sickle cell disease and transfusion-dependent beta thalassemia. Beginning in late 2023, CASGEVY® (exagamglogene autotemcel [exa-cel]) was approved in several countries to treat eligible patients with either of these conditions. The Nobel Prize-winning CRISPR technology has revolutionized biomedical research and represents a powerful, clinically validated approach with the potential to create a new class of potentially transformative medicines. To accelerate and expand its efforts, CRISPR Therapeutics has formed strategic partnerships with leading companies including Vertex Pharmaceuticals. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Boston, Massachusetts and San Francisco, California. To learn more, visit www.crisprtx.com.

CRISPR THERAPEUTICS® standard character mark and design logo, CTX112™, CTX131™, CTX211™, CTX310™, CTX320™, CTX340™ and CTX450™ are trademarks and registered trademarks of CRISPR Therapeutics AG. CASGEVY® and the CASGEVY logo are registered trademarks of Vertex Pharmaceuticals Incorporated. All other trademarks and registered trademarks are the property of their respective owners.

CRISPR Special Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements made by Dr. Kulkarni in this press release, as well as regarding any or all of the following: (i) CRISPR Therapeutics preclinical studies, clinical trials and pipeline products and programs, including, without limitation, manufacturing capabilities, status of such studies and trials, potential expansion into new indications and expectations regarding data, safety and efficacy generally; (ii) the data that will be generated by ongoing and planned clinical trials and the ability to use that data for the design and initiation of further clinical trials; (iii) CRISPR Therapeutics strategy, goals, anticipated financial performance and the sufficiency of its cash resources; (iv) plans and expectations for the commercialization of, and anticipated benefits of, CASGEVY, including anticipated patient access to CASGEVY; (v) regulatory submissions and authorizations, including timelines for and expectations regarding additional regulatory agency decisions; (vi) the expected benefits of its collaborations; and (vii) the therapeutic value, development, and commercial potential of gene editing and delivery technologies and therapies, including CRISPR/Cas9. Risks that contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in its most recent annual report on Form 10-K and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

This press release discusses CRISPR/Cas9 gene editing investigational therapies and is not intended to convey conclusions about efficacy or safety as to those investigational therapies or uses of such investigational therapies. There is no guarantee that any investigational therapy will successfully complete clinical development or gain approval from applicable regulatory authorities.

Investor Contact:

+1-617-307-7503

ir@crisprtx.com

Media Contact:

+1-617-315-4493

media@crisprtx.com

CRISPR Therapeutics AG

Condensed Consolidated Statements of Operations

(Unaudited, In thousands except share data and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue:
Collaboration revenue	$35,000	$200,000	$35,000	$370,000
Grant revenue	691	1,206	2,314	1,206
Total revenue	35,691	$201,206	$37,314	$371,206
Operating expenses:
Research and development	82,155	95,144	320,653	387,332
General and administrative	18,124	16,479	72,977	76,162
Collaboration expense, net	—	20,000	110,250	130,250
Total operating expenses	100,279	131,623	503,880	593,744
(Loss) income from operations	(64,588)	69,583	(466,566)	(222,538)
Total other income, net	27,977	19,997	103,901	71,816
Net (loss) income before income taxes	(36,611)	89,580	(362,665)	(150,722)
Provision for income taxes	(700)	(233)	(3,587)	(2,888)
Net (loss) income	(37,311)	89,347	(366,252)	(153,610)
Foreign currency translation adjustment	(87)	61	(21)	73
Unrealized (loss) gain on marketable securities	(8,638)	8,649	(52)	17,487
Comprehensive (loss) income	$(46,036)	$98,057	$(366,325)	$(136,050)
Net (loss) income per common share — basic	$(0.44)	$1.12	$(4.34)	$(1.94)
Basic weighted-average common shares outstanding	85,464,252	79,688,337	84,359,126	79,220,930
Net (loss) income per common share — diluted	$(0.44)	$1.10	$(4.34)	$(1.94)
Diluted weighted-average common shares outstanding	85,464,252	81,324,786	84,359,126	79,220,930

CRISPR Therapeutics AG

Condensed Consolidated Balance Sheets Data

(Unaudited, in thousands)

	As of
	December 31, 2024	December 31, 2023
Cash and cash equivalents	$298,257	$389,477
Marketable securities	1,605,569	1,304,215
Marketable securities, non-current	—	1,973
Working capital	1,849,350	1,799,287
Total assets	2,242,034	2,229,571
Total shareholders' equity	1,932,080	1,882,803